EXHIBIT 3.2
AMENDED AND RESTATED BYLAWS
OF
AETNA INC.
(A Pennsylvania Business Corporation)

ARTICLE I
SHAREHOLDERS
1.1 Meetings.

1.1.1 Place. Meetings of the shareholders shall be held at such place within or without the Commonwealth as may be designated by the Board of Directors.

1.1.2 Annual Meeting. An annual meeting of the shareholders for the election of directors and for other business shall be held at such time in each year as may be designated by the Board of Directors.

1.1.3 Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, president, or shareholders entitled to cast at least one-fifth of the votes that all shareholders are entitled to cast at the meeting.

1.1.4 Notice. Written notice of the time and place of every meeting of shareholders and of the general nature of the business to be transacted at each special meeting of shareholders shall be given to each shareholder of record entitled to vote at the meeting.

1.1.5 Quorum. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum for the purpose of consideration and action on the matter.

1.1.6 Voting Rights. Except as otherwise provided herein, in the articles of incorporation or by applicable law, every shareholder shall have the right at every shareholders' meeting to one vote for every share standing in his name on the books of the corporation which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

ARTICLE II
DIRECTORS
2.1 Number and Term. Subject to the provisions of applicable law, the Board of Directors shall have authority to determine the number of directors to constitute the Board of Directors. Each director elected to the Board of Directors shall hold office until the next annual meeting of the shareholders unless he sooner resigns or is removed or disqualified.

2.2 Powers. All corporate powers shall be exercised by or under authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors.

2.3 Meetings.

2.3.1 Place. Meetings of the Board of Directors shall be held at such place as the Board of Directors may from time to time appoint or as may be designated in the notice of the meeting.

2.3.2 Regular Meetings. Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may designate. Notice of regular meetings need not be given.

2.3.3 Special Meetings. Special meetings of the Board of Directors may be called at any time by the president and shall be called by him on the written request of at least one-third of the directors. Notice of the time and place of each special meeting shall be given to each director at least two days before the meeting.

2.3.4 Quorum. A majority of the directors in office shall constitute a quorum for the transaction of business at any meeting and except as otherwise provided herein the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the Board of Directors.

2.4 Vacancies. Vacancies in the Board of Directors may be filled by vote of a majority of the remaining members of the Board of Directors.

2.5 Committees. The Board of Directors may by resolution adopted by a majority of the directors in office establish one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the Board of Directors. To the extent provided in such resolution, any such committee shall have and exercise the powers of the Board of Directors except as may be limited by the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”). Unless otherwise determined by the Board of Directors, in the absence or disqualification of any member or alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

2.6 Limitation of Directors’ Liability. No person who is or was a director of the corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article 2.6 shall apply to or have any effect on the liability or alleged liability of any person who is or was a director of the corporation for or with respect to any acts or omissions of the director occurring prior to the effective date of such amendment or repeal. If the BCL is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its directors than the express terms of this Article 2.6, this Article 2.6 shall be construed to provide for such greater protection.

ARTICLE III
OFFICERS
3.1 Election. The Board of Directors shall elect a president, treasurer, secretary and such other officers or assistant officers as it deems advisable. Any number of offices may be held by the same person.

3.2 Authority, Duties and Compensation. The officers shall have such authority, perform such duties and serve for such compensation as may be determined by or under the direction of the Board of Directors. Except as otherwise provided by the Board of Directors (a) the president shall be the chief executive officer of the corporation, shall have general supervision over the business and operations of the corporation, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the Board of Directors and shareholders, (b) the other officers shall have the duties usually related to their offices and (c) the vice president (or vice presidents in the order determined by the Board of Directors) shall in the absence of the president have the authority and perform the duties of the president.

3.3 Limitation of Officers’ Liability. No person who is or was an officer of the corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on officers for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article 3.3 shall apply to or have any effect on the liability or alleged liability of any person who is or was an officer of the corporation for or with respect to any acts or omissions of the officer occurring prior to the effective date of such amendment or repeal. If the BCL is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its officers than the express terms of this Article 3.3, this Article 3.3 shall be construed to provide for such greater protection.

ARTICLE IV
INDEMNIFICATION
4.1 Indemnification The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including without limitation actions by or in the right of the corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving while a director or officer of the corporation at the request of the corporation as a director, officer, employee, agent, fiduciary or other representative of another corporation (for profit or not-for-profit), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against all liabilities, expenses (including without limitation attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action or proceeding unless the act or failure to act by such person giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The corporation shall have the power to indemnify employees and agents of the corporation on the same basis as provided above in this Article 4.1, and to advance expenses to employees and agents on the same basis as provided in Article 4.2, as the Board of Directors may from time to time determine or authorize.

4.2 Advancement of Expenses. Expenses (including without limitation attorneys’ fees) incurred by any person who was or is an officer or director of the corporation in defending any action or proceeding referred to in Article 4.1 shall automatically be paid by the corporation, without the need for action by the Board of Directors, in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

4.3 Exception. Notwithstanding anything in this Article 4 to the contrary, the corporation shall not be obligated to indemnify any person under Article 4.1 or advance expenses under Article 4.2 with respect to proceedings, claims or actions commenced by such person, other than mandatory counterclaims and affirmative defenses.

4.4 Interpretation. The indemnification and advancement of expenses provided by or pursuant to this Article 4 shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any insurance policy, agreement, vote of shareholders or directors, or otherwise, both as to actions in such person’s official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. If the BCL is amended to permit a Pennsylvania corporation to provide greater rights to indemnification and advancement of expenses for its directors and officers than the express terms of this Article 4, this Article 4 shall be construed to provide for such greater rights.

4.5 Contract. The duties of the corporation to indemnify and to advance expenses to a director or officer as provided in this Article 4 shall be in the nature of a contract between the corporation and each such person, and no amendment or repeal of any provision of this Article 4 shall alter, to the detriment of such person, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act that took place prior to such amendment or repeal or the termination of the service of the person as a director or officer, whichever is earlier.

ARTICLE V
SHARE CERTIFICATES AND TRANSFERS
5.1 Share Certificates. Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall bear the signature of the president or a vice president and the secretary or an assistant secretary or the treasurer or an assistant treasurer of the corporation. Where a certificate is signed by a transfer agent or registrar the signature of any corporate officer may be a facsimile.

5.2 Transfers. Transfers of share certificates and the shares represented thereby shall be made on the books of the corporation only by the registered holder or by duly authorized attorney. Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI
AMENDMENTS
6.1 Except as restricted by applicable law, the authority to adopt, amend and repeal the bylaws of the corporation is expressly vested in the Board of Directors, subject to the power of the shareholders to change such action.